                                                                                                                           Exhibit 99.1

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, Chief Financial Officer
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Reports Record Results for 2019

Management Provides 2020 Earnings Guidance and Raises Dividend

Houston, TX, February 27, 2020  – U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics, today reported results for the fourth quarter and year ended December 31, 2019.

For the year ended December 31, 2019, USPH’s Operating Results (as defined below) increased 7.3% to $36.0 million, or $2.82 per diluted share, as compared to $33.5 million, or $2.65 per diluted share in 2018. For the fourth quarter ended December 31, 2019, USPH’s Operating Results were $8.2 million, or $0.64 per diluted share as compared to $9.0 million, or $0.71 per diluted share, in the fourth quarter of 2018. As discussed further in this release, in the recent quarter the Company incurred more than $1.0 million in higher employee healthcare costs than planned. Operating Results, a non-Generally Accepted Accounting Principle (“GAAP”) measure, equals net income attributable to USPH shareholders per the consolidated statements of net income less the gain on the sale of a partnership interest in 2019 and the gain on the derecognition of debt in 2018 as described below.  The earnings per share from Operating Results also excludes the impact of the revaluation of redeemable non-controlling interest. On June 30, 2019, the Company sold its 50% interest in one physical therapy partnership to the group’s founders for $11.6 million and recognized a net pre-tax gain of $5.5 million in 2019 which is not included in Operating Results.

For the year ended December 31, 2019, USPH’s net income attributable to its shareholders, in accordance with GAAP, was $40.0 million as compared to $34.9 million for the comparable period of 2018.  For the fourth quarter ended December 31, 2019, USPH’s net income attributable to its shareholders was $7.9 million, as compared to $10.4 million in the fourth quarter of 2018. Inclusive of the charge for revaluation of non-controlling interest, net of tax, used to compute diluted earnings per share, in accordance with GAAP, in the recent year, the amount is $31.3 million, or $2.45 per share, as compared to $16.6 million, or $1.31 per share, for 2018.  Inclusive of the charge for revaluation of non-controlling interest, net of tax, used to compute diluted earnings per share in accordance with GAAP, in the recent quarter, the amount is $7.1 million, or $0.55 per share, as compared to $5.5 million, or $0.43 per share, for the fourth quarter of 2018.  In accordance with current accounting guidance, the revaluation of redeemable non-controlling interest, net of tax, is not included in net income but charged directly to retained earnings; however, the charge or credit for this change is included in the earnings per basic and diluted share calculation.  See the schedule on page 9 for the computation of diluted earnings per share.

U.S. Physical Therapy Press Release	Page 2
February 27, 2020

Year 2019 Compared to Year 2018

•
Net revenues increased $28.1 million, or 6.2%, from $453.9 million in 2018, to $481.9 million in 2019, primarily due to an increase in net patient revenues from physical therapy operations due to internal growth and new clinic development plus an acquisition, and an increase in the revenue from the industrial injury prevention business due to internal growth and acquisitions.

•
Net patient revenues from physical therapy operations increased $15.6 million, or 3.7%, to $433.3 million in 2019 from $417.7 million in 2018 due to an increase in total patient visits of 3.4% from 3,958,000 to 4,092,000 and an increase in the average net patient revenue per visit to $105.90 from $105.55. Of the $15.6 million increase in net patient revenues, $10.8 million related to an increase in business of clinics opened or acquired prior to 2019 (“Mature Clinics”) and $4.8 million related to clinics opened or acquired in 2019 (“New Clinics”). The net patient revenues related to the 30 clinics sold on June 30, 2019 had the effect of reducing total net revenues by $11.6 million in 2019 (only the first six months included for the 2019 year) compared to 2018 (twelve months total was $23.8 million). Revenue from physical therapy management contracts was $8.7 million for 2019 and $8.3 million for 2018.

•
Revenue from the industrial injury prevention business increased 47.1% to $37.5 million in 2019 compared to $25.5 million in 2018 due to internal growth and acquisitions.  Other miscellaneous revenue was $2.4 million in 2019 and in 2018.

•
Total operating costs were $369.5 million in 2019, or 76.7% (a reduction of 90 basis points) of net revenues, as compared to $352.2 million in 2018, or 77.6% of net revenues. The $17.3 million increase was attributable to $10.3 million in operating costs related to New Clinics, an increase of $9.2 million related to Mature Clinics, an increase of $8.8 million related to the industrial injury prevention business and an increase in management contracts costs of $0.1 million offset by a reduction in expenses related to the clinics sold of $11.1 million. Total salaries and related costs, including physical therapy operations and the industrial injury prevention business, were 56.9% (a reduction of 20 basis points) of net revenues in the recent quarter versus 57.1% in 2018. Rent, supplies, contract labor and other costs as a percentage of net revenues were 18.8% (a reduction of 70 basis points) in 2019 versus 19.5% in 2018. The provision for doubtful accounts as a percentage of net revenue was 1.0 % for both periods.

•
Gross profit for 2019 grew by 10.6% or $10.8 million to $112.5 million, as compared to $101.7 million in 2018. The gross profit percentage increased by 90 basis points to 23.3% of net revenue in the recent period as compared to 22.4% in 2018. The gross profit percentage for the Company’s physical therapy clinics increased by 90 basis points to 23.6% in the recent period as compared to 22.7% in 2018. The gross profit percentage on physical therapy management contracts was 14.8% (an increase of 270 basis points) in 2019 as compared to 12.1% in the 2018. The gross profit for the industrial injury prevention business was $8.4 million, or 22.4% (an increase of 200 basis points), in 2019 as compared to $5.2 million, or 20.4%, in the comparable 2018 period.

•	Corporate office costs were $45.0 million in 2019 compared to $41.3 million in 2018. Corporate office costs were 9.3% of net revenues for 2019 as compared to 9.1% for 2018.

•	Included in operating and corporate costs for 2019 was approximately $1.8 million in higher employee healthcare costs than planned.

•
Operating income for 2019 increased 11.8% to $67.4 million as compared to $60.3 million in 2018. Operating income as a percentage of net revenue increased by 70 basis points from 13.3% in the 2018 period to 14.0% in 2019.

•	The gain of $5.5 million in 2019 resulted from a sale of partnership interest. See prior discussion.

•	Interest expense was $2.1 million in 2019 and $2.0 million in 2018.

•
The provision for income tax for 2019 was $13.6 million and $11.4 million in  2018. The provision for income tax as a percentage of income before taxes less net income attributable to non-controlling interest was 25.4% for 2019 and 24.6% for 2018.

•
Net income attributable to non-controlling interests (permanent equity) was $6.6 million in 2019 and $5.5 million in 2018.  Net income attributable to redeemable non-controlling interests (temporary equity) was $10.6 million in 2019 and $8.4 million in 2018.

•
Same store revenues for de novo and acquired clinics open for one year or more increased 6.3% in 2019. Visits increased 5.8% for de novo and acquired clinics open for one year or more while the same store net rate increased 0.5%.

U.S. Physical Therapy Press Release	Page 3
February 27, 2020

Fourth Quarter 2019 Compared to Fourth Quarter 2018

•
Net revenues increased $4.8 million, or 4.1%, from $117.3 million in the fourth quarter of 2018, to $122.1 million in the fourth quarter of 2019, due to an increase in net patient revenues from physical therapy operations, internal growth, new clinic development and an acquisition, and an increase in the revenue from the industrial injury prevention business, due to internal growth and an acquisition. Included in the fourth quarter of 2018 was revenue of $5.9 million for clinics within the partnership sold on June 30, 2019.

•
Despite the loss of revenues from the clinics within the  partnership sold of $5.9 million in the fourth quarter of 2018, net patient revenues from physical therapy operations in the fourth quarter of 2019 increased approximately $1.1 million, or 1.1%, to $108.9 million from $107.8 million in the fourth quarter of 2018 due to an increase in total patient visits of 1.3% from 1,023,000 to 1,036,500 offset  by a decrease in the average net patient revenue per visit from $105.38 to $105.10. In the fourth quarter of 2019, net patient revenue from New Clinics amounted to $3.4 million and net patient revenue from Mature Clinics increased $3.6 million.  Revenue from physical therapy management contracts was $2.1 million for the fourth quarter of 2019 and $2.0 million for the comparable 2018 period.

•
Revenue from the industrial injury prevention business increased 46.3% to $10.3 million in the fourth quarter of 2019 compared to $7.0 million in the fourth quarter 2018 due to internal growth and an acquisition in April 2019.  Other miscellaneous revenue was $0.7 million in the fourth quarter of 2019 and $0.4 million in the fourth quarter of 2018.

•
Total operating costs were $95.2 million, or 77.9% (an improvement of 60 basis points) of net revenues, in the fourth quarter of 2019 as compared to $92.1 million, or 78.5% of net revenues, in the fourth quarter of 2018. The $3.0 million increase was attributable to $5.0 million related to New Clinics, an increase of $2.0 million in operating costs related to Mature Clinics and an increase of $1.9 million related to the industrial injury prevention business including a recent acquisition, offset by a reduction in expenses related to the clinics sold of $5.9 million. The operating costs related to the management contracts remained constant during the two periods.  Total salaries and related costs, including physical therapy operations and the industrial injury prevention business, were 57.8% of net revenues for both the recent quarter and the fourth quarter of 2018. Rent, supplies, contract labor and other costs as a percentage of net revenues were 19.0% (an improvement of 50 basis points) in the fourth quarter of 2019 versus 19.5% in the fourth quarter of 2018. The provision for doubtful accounts as a percentage of net revenue was 1.2% in the 2019 fourth quarter versus 1.3% in comparable period.

•
Gross profit for the fourth quarter of 2019 grew by 6.9%, or $1.7 million, to $27.0 million, as compared to $25.2 million in the fourth quarter of 2018. The gross profit percentage was 22.1% (an increase of 60 basis points) of net revenue in the recent period as compared to 21.5% in the 2018 fourth quarter. The gross profit percentage for the Company’s physical therapy clinics increased by 290 basis points to 25.4% in the recent quarter as compared to 22.5% in the fourth quarter of 2018. The gross profit percentage on physical therapy management contracts increased by 660 basis points to 14.3% in the 2019 fourth quarter as compared to 7.7% in the 2018 fourth quarter. The gross profit for the industrial injury prevention business increased by 760 basis points.  The gross profit for the industrial injury prevention business, was $1.9 million, or 18.0%, in the recent quarter as compared to $0.7 million, or 10.4%, in the 2018 period.

•
Corporate office costs were $11.7 million in the fourth quarter of 2019 and $10.4 million in the fourth quarter of 2018. Corporate office costs were 9.6% of net revenues for the fourth quarter of 2019 as compared to 8.9% for the fourth quarter of 2018. Accrued incentive comp in the fourth quarter of 2019 was $0.6 million higher than in the fourth quarter of 2018 but for the full year 2019 was lower than 2018.

•	As stated previously, in the fourth quarter of 2019 the Company incurred more than $1.0 million in higher employee healthcare costs than planned.

•
Operating income for the fourth quarter of 2019 increased 3.3% to $15.3 million as compared to $14.8 million in the fourth quarter of 2018. Operating income as a percentage of net revenue was 12.5% in the fourth quarter of 2019 and 12.6% in the comparable period in 2018.

•	Interest expense was $0.6 million in the fourth quarter of 2019 and $0.4 million in the fourth quarter of 2018.

•
The provision for income tax for the fourth quarter of 2019 was $2.4 million and $2.6 million in the 2018 fourth quarter. The provision for income tax as a percentage of income before taxes less net income attributable to non-controlling interest was 23.4% for the fourth quarter of 2019 and 20.2% for the fourth quarter of 2018.

•
Net income attributable to non-controlling interests (permanent equity) was $1.6 million in both the fourth quarter of 2019 and 2018.  Net income attributable to redeemable non-controlling interests (temporary equity) was $2.5 million in the fourth quarter of 2019 and $1.7 million in the 2018 fourth quarter.

•
Same store revenues for de novo and acquired clinics open for one year or more increased 4.7% in the most recent quarter. Visits increased 4.6% for de novo and acquired clinics open for one year or more while the same store net rate remained consistent.

U.S. Physical Therapy Press Release	Page 4
February 27, 2020

Other Financial Measures

For 2019, the Company's Adjusted EBITDA increased by 8.5% to $67.3 million from $62.0 million in 2018 and, as a percentage of net revenue increased by 30 basis points from 13.7% to 14.0%. For the fourth quarter of 2019, the Company's Adjusted EBITDA increased by 1.3% to $15.6 million from $15.4 million in the comparable 2018 quarter and as a percentage of net revenue decreased by 40 basis points from 13.2% to 12.8%. See definition and explanation of Adjusted EBITDA in the schedule on page 9.

Management’s Comments

Chris Reading, Chief Executive Officer, said, “Our team produced a great many highlights in 2019 including an 11.8% increase in our operating income as well as significant margin improvement. We delivered record 6.3% same store revenue growth in physical therapy and finished the year in strong fashion in all operating categories. When you dig into the details our businesses performed quite well overall.  We experienced some cost issues in the fourth quarter, including higher employee healthcare expenses, which are being addressed.  Further, today we announced what will be another terrific partner-centric acquisition with robust activity on the development front overall.”

2020 Earnings Guidance

Management currently expects the Company’s Operating Results for 2020 to be in the range of $38.1 million to $39.8 million or $2.98 to $3.10 per share. This earnings range is based on an assumed annual corporate tax rate of approximately 26.5%.  Please note that the earnings guidance represents projected Operating Results from existing operations, including the acquisition announced today, and excludes future acquisitions. The 2020 earnings guidance range excludes expenses associated with the scheduled retirement and replacement of the Company’s CFO. The annual guidance figures will not be updated unless there is a material development that causes management to believe that Operating Results will be significantly outside the given range.

U.S. Physical Therapy Quarterly Dividend

The first quarterly dividend for 2020 of $0.32 per share will be paid on April 17, 2020 to shareholders of record as of March 13, 2020.  At that quarterly rate the total dividend expected to be paid in 2020 would be 12.2% higher than what was paid in 2019. U.S. Physical Therapy began paying quarterly dividends in 2011 and has increased the dividend amount at least annually every year since.

Employee Healthcare Plan Changes

Effective January 1, 2020, in order to reduce costs while continuing to provide excellent healthcare benefits for employees, the Company made a number of changes to it prescription drug program. These included a change in the management company of the program, guaranteed price reductions and rebates, preauthorization being required for certain medications, plan design changes to incentivize employees to utilize generic prescriptions or over-the-counter alternatives rather than significantly more expensive brand name drugs, and a number of other changes. This is expected to reduce the costs of the Company’s prescription medication plan by more than $1.0 million annually.

In addition, the Company’s various employee healthcare insurance programs renew annually on May 1. The Company will be making design changes to those plans which are anticipated to save a substantial amount.

The Company maintains a self-insured health plan and uses one of the largest insurance companies in the U.S. to administer the plan and provide stop loss insurance and terminal run out-coverage.  There are several layers of insurance within the plan to protect the Company, namely individual stop loss, aggregate stop loss and terminal liability coverages.  The individual stop loss protects the plan from any one single large claimant whereas the aggregate insurance protects the entire plan, similar to umbrella coverage, to provide a known maximum exposure.  Lastly, the Company purchases terminal liability coverage that provides a defined run-out cost in the event the plan is moved, replaced or terminated.

Operating Leases – Right-to-Use Assets and Lease Liability

The Company implemented the new lease accounting standard beginning January 1, 2019.  As of December 31, 2019, the adoption has resulted in $81.6 million of right-to-use assets and $86.7 million of operating lease liabilities, of which $26.5 million was classified as a current liability, in the consolidated balance sheet. For a detailed discussion of the new lease accounting standard refer to the Company’s Annual Report on Form 10-K filed with the SEC on March 18, 2019.

Fourth Quarter 2019 Conference Call

U.S. Physical Therapy's Management will host a conference call at 10:30 a.m. Eastern Time, 9:30 a.m. Central Time, on February 27, 2020 to discuss the Company's Fourth Quarter and Year Ended December 31, 2019 results. Interested parties may participate in the call by dialing 1-888-335-5539 or 973-582-2857 and entering reservation number 4759865 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via web-cast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed until May 27, 2020 at U.S. Physical Therapy’s website.

U.S. Physical Therapy Press Release	Page 5
February 27, 2020

Forward-Looking Statements

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we expect. Included among such statements may be those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

•	changes as the result of government enacted national healthcare reform;
•	changes in Medicare rules and guidelines and reimbursement or failure of our clinics to maintain their Medicare certification and/or enrollment status;
•	revenue we receive from Medicare and Medicaid being subject to potential retroactive reduction;
•	business and regulatory conditions including federal and state regulations;
•	governmental and other third party payor inspections, reviews, investigations and audits, which may result in sanctions or reputational harm and increased costs;
•	compliance with federal and state laws and regulations relating to the privacy of individually identifiable patient information, and associated fines and penalties for failure to comply;
•	changes in reimbursement rates or payment methods from third party payors including government agencies, and changes in the deductibles and co-pays owed by patients;
•	revenue and earnings expectations;
•	legal actions, which could subject us to increased operating costs and uninsured liabilities;
•	general economic conditions;
•	availability and cost of qualified physical therapists;
•	personnel productivity and retaining key personnel;
•
competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;

•
competitive environment in the industrial injury prevention business, which could result in the termination or non-renewal of contractual service arrangements and other adverse financial consequences for that service line;

•	acquisitions, purchase of non-controlling interests (minority interests) and the successful integration of the operations of the acquired businesses;
•	maintaining our information technology systems with adequate safeguards to protect against cyber-attacks;
•
a security breach of our or our third party vendors’ information technology systems may subject us to potential legal action and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 of the Health Information Technology for Economic and Clinical Health Act;

•	the potential impact of the coronavirus;
•	maintaining adequate internal controls;
•	maintaining necessary insurance coverage;
•	availability, terms, and use of capital; and
•	weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see our periodic reports filed with the Securities and Exchange Commission for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this press release. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement is no longer accurate.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 587 outpatient physical therapy clinics in 40 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 26 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.
More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

.

U.S. Physical Therapy Press Release	Page 6
February 27, 2020

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended		For the Year Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018

Net patient revenues	$108,940	$107,808	$433,345	$417,703
Other revenues	13,174	9,541	48,624	36,208
Net revenues	122,114	117,349	481,969	453,911
Operating costs:
Salaries and related costs	70,549	67,818	274,233	259,228
Rent, supplies, contract labor and other	23,143	22,828	90,379	88,426
Provision for doubtful accounts	1,450	1,501	4,858	4,603
Closure costs	13	(17)	25	(9)
Total operating costs	95,155	92,130	369,495	352,248

Gross profit	26,959	25,219	112,474	101,663

Corporate office costs	11,673	10,415	45,049	41,349
Operating income	15,286	14,804	67,425	60,314

Other income and expense
Gain (adjustment) on sale of partnership interest	(309)	-	5,514	-
Gain on derecognition of debt	-	1,846	-	1,846
Interest and other income, net	19	23	46	93
Interest expense - debt and other	(557)	(365)	(2,079)	(2,042)

Income before taxes	14,439	16,308	70,906	60,211

Provision for income taxes	2,424	2,635	13,647	11,369

Net income	12,015	13,673	57,259	48,842

Less: net income attributable to non-controlling interests:
Non-controlling interests - permanent equity	(1,579)	(1,600)	(6,561)	(5,536)
Redeemable non-controlling interests - temporary equity	(2,507)	(1,665)	(10,659)	(8,433)
	(4,086)	(3,265)	(17,220)	(13,969)

Net income attributable to USPH shareholders	$7,929	$10,408	$40,039	$34,873

Basic and diluted earnings per share attributable to USPH shareholders	$0.55	$0.43	$2.45	$1.31

Shares used in computation - basic and diluted	12,774	12,685	12,756	12,666

Dividends declared per common share	$0.30	$0.23	$1.14	$0.92

U.S. Physical Therapy Press Release	Page 7
February 27, 2020

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	December 31, 2019	December 31, 2018
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$23,548	$23,368
Patient accounts receivable, less allowance for doubtful accounts of $2,698 and $2,672, respectively	46,228	44,751
Accounts receivable - other	9,823	6,742
Other current assets	5,787	4,353
Total current assets	85,386	79,214
Fixed assets:
Furniture and equipment	54,942	52,611
Leasehold improvements	33,247	31,712
Fixed assets, gross	88,189	84,323
Less accumulated depreciation and amortization	66,099	64,154
Fixed assets, net	22,090	20,169
Operating lease right-of-use assets	81,586	-
Goodwill	317,676	293,525
Other identifiable intangible assets, net	52,588	48,828
Other assets	1,519	1,430
Total assets	$560,845	$443,166

LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS, USPH SHAREHOLDERS’ EQUITY AND NON-CONTROLLING INTERESTS
Current liabilities:
Accounts payable - trade	$2,494	$2,019
Accrued expenses	30,855	38,493
Current portion of operating lease liabilities	26,486	-
Current portion of notes payable	728	1,434
Total current liabilities	60,563	41,946
Notes payable, net of current portion	4,361	402
Revolving line of credit	46,000	38,000
Deferred taxes	10,071	9,012
Deferred rent	-	2,159
Operating lease liabilities, net of current portion	60,258	-
Other long-term liabilities	141	829
Total liabilities	181,394	92,348

Redeemable non-controlling interests	137,750	133,943

U.S. Physical Therapy, Inc. ("USPH") shareholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized, 14,989,337 and 14,899,233 shares issued, respectively	150	149
Additional paid-in capital	87,383	80,028
Retained earnings	184,352	167,396
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total USPH shareholders’ equity	240,257	215,945
Non-controlling interests	1,444	930
Total USPH shareholders' equity and non-controlling interests	241,701	216,875
Total liabilities, redeemable non-controlling interests, USPH shareholders' equity and non-controlling interests	$560,845	$443,166

U.S. Physical Therapy Press Release	Page 8
February 27, 2020

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)
	Year Ended
	December 31, 2019	December 31, 2018
OPERATING ACTIVITIES
Net income including non-controlling interests	$57,259	$48,842
Adjustments to reconcile net income including non-controlling interests to net cash provided by operating activities:
Depreciation and amortization	10,095	9,755
Provision for doubtful accounts	4,858	4,603
Equity-based awards compensation expense	6,985	5,939
Deferred income taxes	4,651	4,813
Gain on sale of partnership interest	(5,514)	-
Gain on derecognition of Debt	-	(1,846)
Other	96	167
Changes in operating assets and liabilities:
Increase in patient accounts receivable	(6,376)	(3,434)
Increase in accounts receivable - other	(2,499)	(1,087)
(Increase) decrease in other assets	(1,878)	345
(Decrease) increase in accounts payable and accrued expenses	(4,209)	4,876
(Decrease) increase in other liabilities	(1,020)	32
Net cash provided by operating activities	62,448	73,005

INVESTING ACTIVITIES
Purchase of fixed assets	(10,189)	(7,193)
Purchase of majority interest in businesses	(30,597)	(16,367)
Purchase of redeemable non-controlling interest, temporary equity	(8,651)	-
Purchase of non-controlling interest, permanent equity	(428)	(350)
Sales of non controlling interest-permanent	207	-
Proceeds on sale of partnership interest, net	11,601	-
Proceeds on sale of fixed assets	64	1
Net cash used in investing activities	(37,993)	(23,909)

FINANCING ACTIVITIES
Distributions to non-controlling interests, permanent and temporary equity	(16,235)	(15,646)
Cash dividends paid to shareholders	(14,555)	(11,664)
Proceeds from revolving line of credit	145,000	103,000
Payments on revolving line of credit	(137,000)	(119,000)
Payments to settle mandatorily redeemable non-controlling interests	-	(265)
Principal payments on notes payable	(1,433)	(4,044)
Other	(52)	(42)
Net cash used in financing activities	(24,275)	(47,661)

Net increase in cash and cash equivalents	180	1,435
Cash and cash equivalents - beginning of period	23,368	21,933
Cash and cash equivalents - end of period	$23,548	$23,368

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$9,856	$9,183
Interest	$1,890	$2,357
Non-cash investing and financing transactions during the period:
Purchase of businesses - seller financing portion	$4,300	$950
Purchase of business - payable to common shareholders of acquired business	$502	$-
Notes payable related to purchase of redeemable non-controlling interest, temporary equity	$283	$-
Notes payable related to purchase of non-controlling interest, permanent equity	$103	$-
Notes receivable related to sale of partnership interest - redeemable non-controlling interest	$2,870	$-

U.S. Physical Therapy Press Release	Page 9
February 27, 2020
U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

OPERATING RESULTS AND ADJUSTED EBITDA
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

The following tables provide detail of the diluted earnings per share computation and reconcile net income attributable to USPH shareholders calculated in accordance with GAAP to Operating Results and Adjusted EBITDA. Management believes providing Operating Results and Adjusted EBITDA to investors is useful information for comparing the Company's period-to-period results.

Operating Results per share, a non-GAAP measure, equals net income attributable to USPH shareholders per the consolidated statement of net income, and excludes the impact of the gain on the sale of a partnership interest in 2019 and the gain on the derecognition of debt in 2018. In addition, the revaluation of redeemable non-controlling interest, net of tax, is not considered in calculating Operating Results per share. In accordance with current accounting guidance, the revaluation of redeemable non-controlling interest, net of tax, is included in the earnings per basic and diluted share  calculation, although it is not included in net income but charged directly to retained earnings.
Management uses Operating Results, which eliminates certain items described above that can be subject to volatility and unusual costs, as one of the principal measures to evaluate and monitor financial performance period over period.  Management believes that Operating Results is useful information for investors to use in comparing the Company's period-to-period results as well as for comparing with other similar businesses since most do not have mandatorily redeemable instruments and therefore have different liability and equity structures.

Adjusted EBITDA is defined as net income attributable to USPH shareholders before interest income, interest expense, taxes, depreciation, amortization, equity-based awards compensation expense and gain on sale of partnership interest.   Management believes reporting Adjusted EBITDA is useful information for investors in comparing the Company’s period-to-period results as well as comparing with similar businesses which report adjusted EBITDA as defined by their company.

Operating Results and Adjusted EBITDA are not measures of financial performance under GAAP. Adjusted EBITDA and Operating Results should not be considered in isolation or as an alternative to, or substitute for, net income attributable to USPH shareholders presented in the consolidated financial statements.

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Computation of earnings per share - USPH shareholders:
Net income attributable to USPH shareholders	$7,929	$10,408	$40,039	$34,873
Charges to retained earnings:
Revaluation of redeemable non-controlling interest	(1,141)	(6,665)	(11,893)	(24,770)
Tax effect at statutory rate (federal and state) of 26.25%	299	1,749	3,121	6,502
	$7,087	$5,492	$31,267	$16,605

Earnings per share (basic and diluted)	$0.55	$0.43	$2.45	$1.31

Adjustments:
Gain on derecognition of debt	-	(1,846)	-	(1,846)
Gain on sale of partnership interest	309	-	(5,514)	-
Revaluation of redeemable non-controlling interest	1,141	6,665	11,893	24,770
Tax effect at statutory rate (federal and state) of 26.25%	(380)	(1,265)	(1,674)	(6,018)
Operating Results	$8,157	$9,046	$35,972	$33,511

Basic and diluted Operating Results per share	$0.64	$0.71	$2.82	$2.65

Shares used in computation - basic and diluted	12,774	12,685	12,756	12,666

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

Net income attributable to USPH shareholders	$7,929	$10,408	$40,039	$34,873

Adjustments:
Depreciation and amortization	2,718	2,420	10,095	9,755
Gain of derecognition of debt	-	(1,846)	-	(1,846)
Gain on sale of partnership interest	309	-	(5,514)	-
Interest income	(19)	(23)	(46)	(93)
Interest expense - debt and other	557	365	2,079	2,042
Provision for income taxes	2,424	2,635	13,647	11,369
Equity-based awards compensation expense	1,723	1,486	6,985	5,939

Adjusted EBITDA	$15,641	$15,445	$67,285	$62,039

U.S. Physical Therapy Press Release	Page 10
February 27, 2020

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECAP OF CLINIC COUNT

March 31, 2018	580
June 30, 2018	581
September 30, 2018	588
December 31, 2018	591

March 31, 2019	590
June 30, 2019	564
September 30, 2019	574
December 31, 2019	583